UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11500 S. Eastern Ave., Ste. 240

Henderson, NV 89052

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (702) 835-6300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 12, 2013, management of Spectrum Pharmaceuticals, Inc. (the “Company”) and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) determined that the Company’s interim financial statements for the quarters ended March 31, 2013 and June 30, 2013, previously issued by the Company should no longer be relied upon.

1. During the financial statement close process for the quarter ended September 30, 2013, management reassessed its accounting for certain business combinations, and concluded that the indefinite-lived intangible asset acquired and recognized during the acquisition of Allos Therapeutics, Inc. in September 2012 as in-process research & development (IPR&D) should instead be recognized at the acquisition date as a definite-lived intangible asset on the basis that Folotyn®, when acquired, had accelerated regulatory approval and the Company has recognized, and continues to recognize, revenue for sales of Folotyn. As a result of this reassessment, the consolidated financial statements will be restated to reflect the amortization of approximately $2.1 million per quarter for this intangible asset.

2. Also, during the financial statement close process for the quarter ended September 30, 2013, management identified an accounting issue related to an over-accrual of accounts payable and accrued obligations that accumulated between January 1, 2007 through June 30, 2013 and had an impact of $0.5 million during the first two quarters of 2013. The aggregate impact over this entire period was approximately $7.7 million and represents an amount that was previously included within current liabilities on the balance sheet, but will not require settlement (i.e., payment to vendors) by the Company.

The components of the “accounts payable and other accrued obligations” overstatement comprise excess accruals that correspond with (i) research and development and sales and marketing activities that accumulated over multiple reporting periods from January 1, 2007 to June 30, 2013, and (ii) excess liabilities that were recorded as part of the Company’s business combination accounting for its 2009 acquisition of RIT Oncology, LLC that did not require settlement, and were not identified as such within a timely manner. The Company has analyzed the financial impact of the overstatement and concluded that while it was not material to any individual past period, the accumulation of these over-accruals would be material if reversed in full through the condensed consolidated statement of operations in the current period. Therefore, the Company will report the corrected amounts to the corresponding prior periods in its future financial statement filings with the SEC.

The Company’s Chief Executive Officer and Chief Financial Officer have concluded that, when aggregated as of September 30, 2013 and December 31, 2012, the internal control deficiencies specific to the over-accrual of accounts payable and accrued obligations represent a “material weakness” in its internal controls over financial reporting, and accordingly, the Company’s internal control over financial reporting was ineffective at both September 30, 2013 and December 31, 2012. Similarly, the report of Ernst & Young LLP on internal control over financial reporting as of December 31, 2012 should no longer be relied upon. However, the Ernst & Young audit opinion on the Company’s financial statements included in its Form 10-K filed for the year ended December 31, 2012 is not affected.

A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The Company has developed, and is currently implementing, a remediation plan for this material weakness. The Company will continue to execute its remediation plan, which includes, among other things, hiring additional experienced accounting personnel and expanding training for its accounting personnel. The successful remediation of this material weakness will require review and evidence of the effectiveness of the related internal controls as part of the Company’s next annual assessment of its internal controls over financial reporting as of December 31, 2013.

The Company intends to include restated financial statements reflecting the above corrections in amended Form 10-Qs for the periods ended March 31, 2013 and June 30, 2013, which are expected to be filed on or before November 18, 2013, and will precede the filing of the Form 10-Q for the period ended September 30, 2013.

The Audit Committee has discussed the matters described in this Item 4.02 with Ernst & Young LLP.

The report includes “forward-looking statements” within the meaning of the federal securities laws and regulations, including those regarding the Company’s intent to restate its prior financial statements, the scope of the restatement and the expected timing of filing the restated financial reports. Words such as “expect,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential” and similar expressions also identify forward-looking statements. There can be no assurance that the Company’s management, Audit Committee or independent registered public accounting firm will not reach conclusions that are different from management’s preliminary identification of issues. These statements are subject to risks and uncertainties, including the risk that additional information relating to the scope of the improprieties may arise from the ongoing review of this matter, the risk that the process of preparing the financial statements or other subsequent events would require the Company to make additional adjustments, the time and effort required to complete the restatement and the ramifications of the Company’s potential inability to timely file required reports. Forward-looking statements reflect management’s analysis as of the filing date of this report, and the Company does not undertake to revise these statements to reflect subsequent developments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson Executive Vice President and Chief Financial Officer